Exhibit 99.1

PostRock Reports Second Quarter Results

OKLAHOMA CITY – August 8, 2012 – PostRock Energy Corporation (NASDAQ: PSTR) today announced its second quarter 2012 results. Oil and gas revenues fell 50% from the prior-year period to $10.7 million. The decline paralleled a 51% drop in the Company’s realized gas price which averaged $2.06 per Mcf in the period. This price does not reflect the benefits of hedging which are included in Other Income. As substantially all gas development was suspended in September 2011 due to falling prices, gas production fell 11.1% from the prior-year period to an average of 45.2 MMcf a day. Oil production, which remains modest but is benefiting from current development efforts, increased 22.5% to an average of 265 Bbls a day. Gathering revenue fell by almost 70% to $474,000. More than two-thirds of the decline resulted from the royalty settlement. A further $125,000 can be tracked to the Company’s production decline and $175,000 related to a 26% reduction in third party volumes. Pipeline revenue rose 14.1% to $2.8 million as growing associated gas volumes from Osage County, OK increased throughput.

Realized hedging gains, including gains on settling June, July and August 2012 gas swaps, totaled $18.6 million for the quarter. Unfortunately, as the settlement was structured as a re-pricing, a portion of these gains were subsequently lost. Due to the declining unit price of Constellation Energy Partners (“CEP”) in the quarter, the Company recorded a mark-to-market loss of $6.6 million. In June 2012, a $5.7 million escrow related to a 2011 property sale was released. Of this amount, $1.3 million was retained by the Company and $4.4 million was paid to the Royal Bank of Canada. At June 30, 2012, a $564,000 escrow balance remained and is scheduled for release in December 2012. Only $164,000 of this will remain with PostRock.

Production costs, consisting of lease operating expenses, gathering costs and production taxes, totaled $10.7 million, a 6.2% decrease from the prior-year period. The decrease was in part due to field optimization projects. Labor, vehicle and equipment costs decreased $691,000 and gathering costs fell $470,000. A $702,000 reduction in production taxes also contributed. These reductions were offset by the absence of capitalized costs, increased workover expenses of $319,000 and increased maintenance expenses of $241,000 driven by April weather issues. Production costs totaled $2.51 an Mcfe, a 4.1% increase from the prior-year quarter. Pipeline operating expense totaled $765,000, a 43.7% decrease. The decrease was due to the timing of integrity tests and the elimination of a contractual payment to another pipeline that had been reduced in January 2011 and eliminated in October. General and administrative expenses totaled $3.9 million, a 24.7% decrease from the prior-year period. The decrease was primarily due to a $900,000 reduction in compensation costs and a $185,000 drop in legal fees.

In April, PostRock re-priced its June, July and August NYMEX gas swap contracts, raising $10.8 million. This was effected by selling hedges to help reduce its bank debt and simultaneously entering into new contracts. Since the transaction, the new contracts have experienced $1.6 million in losses. Of this amount, $476,000 rolled into 2016 hedges, $514,000 was paid in July and $617,000 in August. PostRock holds gas hedges covering 30 MMcf a day for the remainder of 2012 at an average price of $5.12 per Mcf and 25 MMcf a day in 2013 at an average price of $6.58 per Mcf. The fair value of these hedges at June 30, 2012 totaled $43.2 million. This value changes daily based on price fluctuations and monthly due to roll off of hedges. The following table summarizes the hedges at June 30, 2012.

	July - Dec. 2012	2013	2014	2015	2016
Gas Hedges
Southern Star Gas Swaps
Volume (Mmbtu)	1,000,002	—	—	—	—
Weighted Average Price (Mmbtu)	$6.63	—	—	—	—
NYMEX Gas Swaps
Volume (Mmbtu)	4,524,590	9,000,003	—	—	1,047,000
Weighted Average Price (Mmbtu)	$5.51	$7.28	—	—	$4.00
Southern Star Basis Swaps
Volume (Mmbtu)	4,524,590	9,000,003	—	—	—
Weighted Average Price (Mmbtu)	($0.72)	($0.71)	—	—	—

Oil Hedges
NYMEX Oil Swaps
Volume (Bbls)	33,342	65,892	61,680	58,164	53,892
Weighted Average Price (Bbl)	$93.86	$101.70	$97.00	$93.40	$91.10

Debt

At June 30, 2012, PostRock’s only debt was $167.4 million drawn on its bank facility. Debt decreased $11.7 million during the quarter. The reduction was largely funded with proceeds from settling June, July and August gas swaps. At August 8th, debt totaled $161.8 million.

On June 1, 2012, the borrowing base was redetermined based on December 31, 2011 reserves. Values for the KPC pipeline and the 26.5% ownership in CEP were also included. Primarily as a result of lower gas prices and the roll off of hedges, the borrowing base was reduced $24 million to $176 million. Through the October 2012 redetermination, the borrowing base will decline $1 million a month. Additional interest at the rate of 1.5% is payable on borrowings above $120 million. The $120 million figure appears to be the lenders’ consensus on the value of a conforming borrowing base on proved reserves. With White Deer’s equity investment on August 1, 2012, the borrowing base was permanently reduced to $166.5 million. Given current gas prices, the Company does not anticipate having meaningful liquidity for some time without a refinancing. Working capital needs and capital expenditures are expected to be funded with cash flow from operations.

On August 1, 2012, White Deer invested a further $12 million in Company equity, comprised of 50% common and 50% preferred stock. Simultaneously, it extended the period during which PostRock may pay-in-kind the dividends on all preferred stock held by White Deer by 18 months to December 2014. Proceeds from the investment were used to reduce debt and provide working capital.

At June 30, 2012, PostRock elected to pay-in-kind the quarterly dividend to White Deer which increased the liquidation value of Series A Preferred Stock outstanding by $2.2 million to $74.0 million. White Deer also received 1.4 million additional warrants with a strike price of $1.56 a share. Following the investment and the June 30th dividend, White Deer holds $80 million at liquidation preference of Series A Preferred, 26.7 million warrants exercisable at an average price of $3.00 a share and 5.3 million common shares.

	December 31, 2011	June 30, 2012
	(in thousands)
Cash and equivalents	$349	$105

Long-term debt (including current maturities)
Borrowing base facility	$190,000	$167,355
Secured pipeline loan	3,000	—

Total	$193,000	$167,355

Redeemable preferred stock	$56,736	$60,463
Stockholders’ equity	7,810	1,451

Total capitalization	$257,546	$229,269

Capital Expenditures

During the first half of 2012, capital expenditures totaled $9.2 million. This included $4.1 million spent on oil directed drilling and recompletions, $1.6 million to complete vehicle and equipment efficiency projects, $1.2 million to connect two sections of the gathering system, $1.8 million to complete facility and IT projects, $377,000 on KPC and $100,000 to extend leases.

Management Comment

Terry W. Carter, PostRock’s President and Chief Executive Officer, said, “Gas prices remain depressed and, despite the recent rebound, they remain at unprofitable levels. As a result, we are focused on retiring debt and reducing our cost structure. White Deer’s recent $12 million investment and extension of the PIK period on our Preferred was an important step in giving us time to return to profitability.”

“All drilling and development capital is currently being directed to oil projects. Since March, we have performed 30 Cherokee Basin recompletions. The projects are low cost and should not add significant operating costs. It appears the projects have a 50% success rate and, in aggregate including those that prove unsuccessful, a rate of return greater than 75% at current prices. During the quarter, we also drilled three oil wells in southeast Kansas at a combined cost of only $316,000. Production from the three averaged 20 net barrels a day for the first 30 days. We expect to pursue additional such opportunities shortly. Oil production has increased over 20% since last year. We plan ten to twelve workovers a month for the remainder of the year.”

“In June, our borrowing base was redetermined, dropping from $200 million to $176 million. At June 30, 2012, the outstanding balance became current as the facility expires on June 30, 2013. Recently, we have had discussions with a number of lenders and firms about a refinancing. We hope to have something to report on that front shortly.”

“KPC is continuing to slightly exceed expectations due to transportation contracts related to the development of the oil-rich Mississippian play. Volumes and revenues have increased while we have been successful at continuing to lower operating costs. Meanwhile, the strategic discussion about the pipeline continues.”

Webcast and Conference Call

PostRock will host its quarterly webcast and conference call tomorrow, Thursday, August 9, 2012, at 10:00 a.m. Central Time. The live webcast will be accessible on the ‘Investors’ page at www.pstr.com, where it will also be available for replay. The conference call number for participation is (866) 516-1003.

PostRock Energy Corporation is engaged in the acquisition, exploration, development, production and transportation of oil and natural gas, primarily in the Cherokee Basin of Kansas and Oklahoma. The Company owns and operates over 3,000 wells and nearly 2,200 miles of gas gathering lines in the Basin. It also owns and operates minor oil producing properties in Oklahoma, oil and gas producing properties in the Appalachian Basin and a 1,120 mile interstate natural gas pipeline, which transports natural gas from northern Oklahoma and western Kansas to Wichita and Kansas City.

Forward-Looking Statements

Opinions, forecasts, projections or statements, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by PostRock. These risks and other risks are detailed in the Company’s filings with the Securities and Exchange Commission, including risk factors listed in the Company’s Annual Report on Form 10-K and other filings with the SEC. The Company’s filings with the SEC may be found at www.pstr.com or www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Company Contact:

North Whipple

Director, Finance & Investor Relations

nwhipple@pstr.com

(405) 702-7423

Reconciliation of Non-GAAP Financial Measures

The following table represents a reconciliation of net income (loss) to EBITDA and adjusted EBITDA, as defined, for the periods presented.

	Three Months Ended June 30,
	2011	2012
	(in thousands)
Net income (loss)	$7,531	$(18,508)
Adjusted for:
Interest expense, net	2,633	2,524
Depreciation, depletion, accretion and amortization	6,836	7,781

EBITDA	$17,000	$(8,203)

Other income (expense), net	164	(7)
Loss on equity investment	—	6,636
Unrealized loss from derivative financial instruments	1,103	18,777
Gain on forgiveness of debt	(1,647)	(255)
(Gain) loss on disposal of assets	(2,435)	266
Litigation reserve	100	—
Stock based compensation	1,042	649

Adjusted EBITDA	$15,327	$17,863

Although adjusted EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, or GAAP, management considers it an important measure of performance. Adjusted EBITDA is not a substitute for the GAAP measures of earnings or cash flow and is not necessarily a measure of the Company’s ability to fund its cash needs. In addition, it should be noted that companies calculate adjusted EBITDA differently, and therefore adjusted EBITDA as presented herein may not be comparable to adjusted EBITDA reported by other companies. Adjusted EBITDA has material limitations as a performance measure because it excludes, among other things, (a) interest expense, which is a necessary element of business to the extent that an entity incurs debt, (b) depreciation, depletion and amortization, which are necessary elements of any business that uses capital assets, (c) impairments of oil and gas properties, which may at times be a material element of an independent oil company’s business, and (d) income taxes, which may become a material element of the Company’s operations in the future. Because of its limitations, adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of PostRock’s business.

POSTROCK ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,
	2011	2012
Revenue
Oil and gas sales	$21,525	$10,650
Gathering	15,33	474
Pipeline	2,466	2,814

Total	25,524	13,938
Costs and expenses
Production expense	11,406	10,699
Pipeline expense	1,356	765
General and administrative	5,148	3,878
Litigation reserve	100	—
Depreciation, depletion and amortization	6,836	7,781
(Gain) loss on disposal of assets	(2,435)	266

Total	22,411	23,389

Operating income (loss)	3,113	(9,451)

Other income (expense)
Realized gain from derivative financial instruments	6,671	18,618
Unrealized loss from derivative financial instruments	(1,103)	(18,777)
Loss on equity investment	—	(6,636)
Gain on forgiveness of debt	1,647	255
Other income (expense), net	(164)	7
Interest expense, net	(2,633)	(2,524)

Total	4,418	(9,057)

Income (loss) before income taxes	7,531	(18,508)
Income taxes	—	—

Net income (loss)	7,531	(18,508)
Preferred stock dividends	(1,915)	(2,155)
Accretion of redeemable preferred stock	(380)	(501)

Net income (loss) available to common stock	$5,236	$(21,164)

Net income (loss) per common share
Basic	$0.63	$(1.71)

Diluted	$0.28	$(1.71)

Weighted average common shares outstanding
Basic	8,311	12,403

Diluted	18,792	12,403

POSTROCK ENERGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	December 31, 2011	June 30, 2012
ASSETS
Current assets
Cash and equivalents	$349	$105
Accounts receivable – trade, net	9,123	6,151
Other receivables	1,267	200
Inventory	1,788	1,568
Other	7,492	3,884
Derivative financial instruments	42,803	34,234

Total	62,822	46,142
Oil and gas properties, full cost, net	124,068	118,897
Pipeline assets, net	59,088	58,069
Other property and equipment, net	14,726	15,673
Equity investment	12,994	10,471
Other, net	3,497	1,051
Derivative financial instruments	29,516	17,360

Total assets	$306,711	$267,663

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$6,286	$3,978
Revenue payable	4,972	3,529
Accrued expenses and other	8,700	5,571
Litigation reserve	3,081	4,415
Current portion of long-term debt	3,000	167,355
Derivative financial instruments	5,223	5,424

Total	31,262	190,272
Derivative financial instruments	4,611	2,999
Long-term debt	190,000	—
Asset retirement obligations	11,733	12,130
Other	4,559	348

Total liabilities	242,165	205,749
Commitments and contingencies
Series A cumulative redeemable preferred stock	56,736	60,463

Stockholders’ equity
Preferred stock	2	2
Common stock	99	124
Additional paid-in capital	378,093	382,870
Accumulated deficit	(370,384)	(381,545)

Total equity	7,810	1,451

Total liabilities and equity	$306,711	$267,663

POSTROCK ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Six Months Ended June 30,
	2011	2012
Cash flows from operating activities
Net income (loss)	$3,670	$(11,161)
Adjustments to reconcile net income (loss) to net cash from operations
Depreciation, depletion and amortization	13,727	14,794
Stock-based compensation	1,341	1,091
Amortization of deferred loan costs	848	797
Change in fair value of derivative financial instruments	11,160	19,314
Litigation reserve	9,600	—
(Gain) loss on disposal of assets	(12,357)	157
Loss from equity investment	—	2,467
Gain on forgiveness of debt	(1,647)	(255)
Other non-cash changes to net income (loss)	(100)	259
Change in assets and liabilities
Receivables	(426)	4,039
Payables	(2,859)	(6,591)
Other	(1,486)	1,757

Net cash flows from operating activities	21,471	26,668

Cash flows from investing activities
Restricted cash	28	—
Proceeds from sale of assets	10,682	293
Equipment, development, leasehold and pipeline	(15,287)	(8,998)

Net cash flows from investing activities	(4,577)	(8,705)

Cash flows from financing activities
Repayments of debt	(16,319)	(25,645)
Proceeds from issuance of common stock	—	7,514
Equity issuance costs		(76)

Net cash flows from financing activities	(16,319)	(18,207)

Net increase (decrease) in cash	575	(244)
Cash and equivalents – beginning of period	730	349

Cash and equivalents – end of period	$1,305	$105